Exhibit 16.1

dmcl.ca

March 3, 2026

Securities and Exchange Commission

100 F. Street N.E.

Washington, D.C. 20549

Dear Sirs:

We have been furnished with a copy of the response to section “Item 16.F – Change in the Registrant’s Certifying Accountant” relating to the event that occurred on August 21, 2025, included in the registration statement on Form 20-F to be filed by our former client, Fort Technology Inc. We agree with the statements concerning our firm contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,

/s/ DMCL LLP
Chartered Professional Accountants